Exhibit 10.21

LTX CORPORATION

Restricted Stock Unit Agreement

Granted Under 2004 Stock Plan

1.	Grant of Award.

This Agreement evidences the grant by LTX Corporation, a Massachusetts corporation (the “Company”) on ___________, 200_ (the “Grant Date”) to ____________ (the “Participant”) of ________ restricted stock units of the Company (individually, an “RSU” and collectively, the “RSUs”). Each RSU represents the right to receive one share of the common stock, $0.05 par value per share, of the Company (“Common Stock”) as provided in this Agreement and in the Company’s 2004 Stock Plan (the “Plan”). The shares of Common Stock that are issuable upon vesting of the RSUs are referred to in this Agreement as “Shares.”

2.	Vesting; Forfeiture.

(a) This award shall vest as follows:

Date	Percentage
November 30, 2006	25%
November 30, 2007	25%
November 30, 2008	25%
November 30, 2009	25%

If the Participant’s employment with the Company terminates for any reason before the date upon which the award is fully vested, then the number of RSUs which have not vested shall be forfeited. The vesting of this award will be accelerated as hereinafter provided if prior to November 30, 2006 the Company achieves in a fiscal quarter a financial net income breakeven level as calculated pursuant to generally accepted accounting principles (“Breakeven Level”) of $41 million of quarterly revenue or less (the “First Breakeven Target”). If the First Breakeven Target is achieved prior to November 30, 2006, this award shall vest as to 25% of the original number of RSUs on the date of announcement of the earnings for that quarter (the “First Breakeven Date”) and as to an additional 25% the original number of RSUs on each of the first, second and third anniversaries of the First Breakeven Date. If before the first anniversary of the First Breakeven Date the Company achieves in a fiscal quarter a breakeven level of $37 million of quarterly revenue or less (the “Second Breakeven Target”), then as of the date upon which the earnings for such fiscal quarter have been announced (the “Second Breakeven Date”), this award shall vest as to an additional 25% of the original number of RSUs, the vesting schedule described above shall not apply and this award shall vest as to an additional 25% of the original number of RSUs on each of the first and second anniversaries of the Second Breakeven Date. If the Second Breakeven Target is achieved on the First Breakeven Date, then this award shall become vested as to 50% of the original number of RSUs and shall vest as to an additional 25% of the original number of RSUs on each of the first and second anniversaries of the First Breakeven Date.

(b) In the event that the Participant’s employment with the Company terminates for any reason other than by reason of death or disability, any portion of this award that is not vested as of the date of such termination shall be forfeited. In the event that the Participant’s employment with the Company terminates by reason of death or disability, this award shall be fully vested. For this purpose, “disability” shall mean the inability of the Participant, due to a medical reason, to carry out his duties as an employee of the Company for a period of six consecutive months. For purposes of this Agreement, employment with the Company shall include employment with a parent or subsidiary of the Company.

(c) The determination of whether a specified Breakeven Level has been achieved shall be confirmed by the Company’s Compensation Committee and the determination of such committee shall be final and binding upon all parties.

3.	Distribution of Shares.

(a) The Company will distribute to the Participant (or to the Participant’s estate in the event that his or her death occurs after a vesting date but before distribution of the corresponding Shares), as soon as administratively practicable after each vesting date (each such date of distribution is hereinafter referred to as a “Settlement Date”), the Shares of Common Stock represented by RSUs that vested on such vesting date.

(b) The Company shall not be obligated to issue to the Participant the Shares upon the vesting of any RSU (or otherwise) unless the issuance and delivery of such Shares shall comply with all relevant provisions of law and other legal requirements including, without limitation, any applicable federal or state securities laws and the requirements of any stock exchange upon which shares of Common Stock may then be listed.

4.	Restrictions on Transfer.

The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any RSUs, or any interest therein, except by will or the laws of descent and distribution.

5.	Dividend and Other Shareholder Rights.

Except as set forth in the Plan, neither the Participant nor any person claiming under or through the Participant shall be, or have any rights or privileges of, a stockholder of the Company in respect of the Shares issuable pursuant to the RSUs granted hereunder until the Shares have been delivered to the Participant.

6.	Provisions of the Plan; Reorganization Event; Change in Control Event.

(a) This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement.

(b) Upon the occurrence of a Reorganization Event (as defined in the Plan) that is not a Change in Control Event (as defined in the Plan), each RSU (whether vested or unvested) shall become the right to receive the cash, securities or other property that a Share was converted into or exchanged for pursuant to such Reorganization Event. If, in connection with a Reorganization Event, a portion of the cash, securities and/or other property received upon the conversion or exchange of the Shares is to be placed into escrow to secure indemnification or similar obligations, the mix between the vested and unvested portion of such cash, securities and/or other property that is placed into escrow shall be the same as the mix between the vested and unvested portion of such cash, securities and/or other property that is not subject to escrow. Upon the occurrence of a Change in Control Event (regardless of whether such event also constitutes a Reorganization Event), then notwithstanding the foregoing provisions, this award shall be fully vested if, on or prior to the first anniversary of the date of the occurrence of the Change in Control Event, the Participant’s employment with the Company or the Company’s successor is terminated for Good Reason (as defined below) by the Participant or is terminated without Cause (as defined below) by the Company or the Company’s successor.

(c) For purposes of this Section 6, (i) “Good Reason” shall mean any significant diminution in the Participant’s title, authority, or responsibilities from and after such Reorganization Event or any reduction in the annual cash compensation payable to the Participant from and after such Reorganization Event or the relocation of the place of business at which the Participant is principally located to a location that is greater than 50 miles from its location immediately prior to such Reorganization Event and (ii) “Cause” shall mean any (i) willful failure by the Participant, which failure is not cured within 30 days of written notice to the Participant from the Company, to perform his or her material responsibilities to the Company or (ii) willful misconduct by the Participant which affects the business reputation of the Company.

7.	Withholding Taxes; Section 83(b) Election.

(a) No Shares will be delivered pursuant to the vesting of an RSU unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this option.

(b) The Participant acknowledges that no election under Section 83(b) of the Internal Revenue Code of 1986 may be filed with respect to this award.

8.	Miscellaneous.

(a) No Rights to Employment. The Participant acknowledges and agrees that the vesting of the RSUs pursuant to Section 2 hereof is earned only by the dates specified in Section 2 hereof or the achievement by the Company of the First Breakeven Target and continuing service thereafter as an employee at the will of the Company (not through the act of being hired). The Participant further acknowledges and agrees that the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as an employee or consultant for the vesting period, for any period, or at all.

(b) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(c) Waiver. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company.

(d) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 4 of this Agreement.

(e) Notice. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party hereto at the address shown beneath his or its respective signature to this Agreement, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8(e).

(f) Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(g) Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties, and supersedes all prior agreements and understandings, relating to the subject matter of this Agreement.

(h) Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Participant.

(i) Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the Commonwealth of Massachusetts without regard to any applicable conflicts of laws.

(j) Participant’s Acknowledgments. The Participant acknowledges that he or she: (i) has read this Agreement; (ii) understands the terms and consequences of this Agreement; and (iii) is fully aware of the legal and binding effect of this Agreement.

(k) Unfunded Rights. The right of the Participant to receive Common Stock pursuant to this Agreement is an unfunded and unsecured obligation of the Company. The Participant shall have no rights under this Agreement other than those of an unsecured general creditor of the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LTX CORPORATION

By:	/s/ Mark J. Gallenberger
Mark J. Gallenberger
Vice President and
Chief Financial Officer

Participant’s Signature

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